Exhibit 99.1

Contact Information:

CCG Investor Relations                                                                                                    Perini Corporation
15300 Ventura Boulevard, Suite 303                                                                                73 Mount Wayte Ave.
Sherman Oaks, CA 91403                                                                                                  Framingham, MA 01701
(818) 789-0100                                                                                                                     (508) 628-2295
Crocker Coulson, Partner                                                                                                  Michael E. Ciskey, Vice President &
                                                                                                                                                 Chief Financial Officer

FOR IMMEDIATE RELEASE

Perini Corporation Announces 2004 Results

  Record revenues of $1.84 billion, up 34%
  Record pretax income of $44.9 million
  Net income of $36.0 million
  Backlog of $1.15 billion

Framingham, MA – February 10, 2005 – Perini Corporation (NYSE: PCR), a leading building, civil construction and construction management company, today reported results for the year ended December 31, 2004.

2004 Results
Net income was $36.0 million for the year ended December 31, 2004, as compared to net income of $44.0 million in 2003. Net income for the year ended December 31, 2003 includes the recognition of an additional $14.9 million tax benefit based on the expected utilization of net operating loss carryforwards. Diluted earnings per common share were $1.39 for the year ended December 31, 2004, as compared to $2.10 for the year ended December 31, 2003. The diluted earnings per share calculation for the year ended December 31, 2003 was favorably impacted by $0.63 per share due to recognition of the $14.9 million tax benefit. The diluted earnings per share calculation for the year ended December 31, 2003 was also favorably impacted by $0.31 per share due to the reversal of a portion of accumulated but unpaid dividends on the Company’s $21.25 Preferred Stock as a result of the tender offer completed by the Company in 2003. Pretax income for the year ended December 31, 2004 was a record $44.9 million, a 45% increase over pretax income of $30.9 million for the year ended December 31, 2003.

Revenues from construction operations were a record $1,842.3 million for the year ended December 31, 2004, a 34% increase over revenues of $1,374.1 million for the year ended December 31, 2003.

Assuming an effective income tax rate of 38% and that the Company had completed its 2003 tender offer for its $21.25 Preferred Stock prior to January 1, 2003, pro forma net income for the year ended December 31, 2004 would have been $27.9 million, as compared to pro forma net income of $19.2 million for the year ended December 31, 2003. Similarly, pro forma diluted earnings per common share for the year ended December 31, 2004 would have been $1.06, as compared to pro forma diluted earnings per common share of $0.76 for the year ended December 31, 2003. Please refer to Table 1 at the end of this press release for a reconciliation of reported net income in accordance with generally accepted accounting principles to pro forma net income.

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February 10, 2005                                                                         Perini 2004 Results                                                                         Page 2

The 2004 operating results reflect increased profit contributions from all of the Company’s business units, most notably the building segment, due to an increased volume of work in the hospitality and gaming market, and the management services segment which experienced an increased volume of work in Iraq and Afghanistan.

Robert Band, President and Chief Operating Officer, stated, “We are very pleased to report another strong profit performance in 2004, including a Company record of $44.9 million in pretax profit. Our building and management services operations each contributed significantly to our 2004 earnings as a result of increased volume in their core niche markets. The demand for our future services in the gaming and hospitality market, as well as for construction management services to U.S. government agencies, remains high. We are also very pleased by the recently completed acquisition of Cherry Hill Construction, Inc. which is anticipated to make a positive impact on 2005 operating results.”

Fourth Quarter Results
Net income was $6.2 million for the fourth quarter of 2004, as compared to fourth quarter net income of $22.6 million in 2003. Net income for the fourth quarter of 2003 includes the recognition of an additional $7.9 million federal tax benefit based on the expected utilization of net operating loss carryforwards. Diluted earnings per common share were $0.23 for the fourth quarter of 2004, as compared to $0.92 for the fourth quarter of 2003. The diluted earnings per share calculation for the fourth quarter of 2003 was favorably impacted by $0.33 per share due to the recognition of the $7.9 million tax benefit. Revenues from construction operations totaled $398.5 million for the fourth quarter of 2004, as compared with $500.7 million for the fourth quarter of 2003.

Assuming an effective income tax rate of 38% and that the Company had completed its 2003 tender offer for its $21.25 Preferred Stock prior to January 1, 2003, pro forma net income for the fourth quarter of 2004 would have been $6.3 million, as compared to pro forma net income of $9.9 million for the fourth quarter of 2003. Similarly, pro forma diluted earnings per common share for the fourth quarter of 2004 would have been $0.24, as compared to pro forma diluted earnings per common share of $0.40 for the fourth quarter of 2003.

Backlog at $1.15 Billion
The backlog of uncompleted construction work at December 31, 2004 was $1.15 billion compared to $1.24 billion at September 30, 2004 and $1.67 billion at December 31, 2003. New contract awards and adjustments to contracts in process added to the backlog during the fourth quarter of 2004 totaled $308 million and include approximately $214 million of hotel and casino work in Las Vegas and California.

Financial Condition Remains Strong in 2004
The Company’s financial condition remained strong at December 31, 2004. Working capital increased from $125.4 million at December 31, 2003 to $178.0 million at December 31, 2004.

Outlook
Based on a strong demand for the Company’s construction services, all of the Company’s business units are projected to be profitable in 2005. However, on January 23, 2005, the Company received a partial stop work order relating to several partially funded task orders for work in Iraq under the Company’s five-year cost-plus-award-fee contract with the U.S. Department of State’s Project Construction Office (“PCO”). The PCO is evaluating the feasibility of shifting a portion of the construction funds for certain electrical distribution facilities to Iraqi government agencies in order to accelerate that country’s economic recovery. Accordingly, we are revising our guidance for 2005 revenues to be in the range of $1.5 billion to $1.8 billion, and due to the uncertainty in 2005 of the impact of the work in Iraq, we are expanding the range of diluted earnings per share to $0.95 to $1.15.

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February 10, 2005                                                                         Perini 2004 Results                                                                         Page 3

About Perini Corporation
Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, preconstruction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, and healthcare facilities as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

Non-GAAP Measures
To supplement our unaudited consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, we sometimes use non-GAAP measures of net income, earnings per share and other measures that we believe are appropriate to enhance an overall understanding of our historical financial performance and future prospects. The non-GAAP results, which are adjusted to exclude certain costs, expenses, gains and losses from the comparable GAAP measures, are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the indicators management uses as a basis for evaluating our financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or earnings per share prepared in accordance with GAAP.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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February 10, 2005                                                                         Perini 2004 Results                                                                         Page 4

                                                     Perini Corporation (NYSE)
                                                  Summary of Consolidated Earnings
                                                             (Unaudited)
                                                     (In Thousands of Dollars)

                                                           For the Three Months               For the Twelve Months
                                                            Ended December 31,                 Ended December 31,
                                                      ---------------------------------    ----------------------------
                                                          2004             2003                2004            2003
                                                      --------------   ----------------    --------------   -----------
Construction Revenues:
Building                                                  $ 290,659        $ 268,949         $ 1,298,771     $  898,254
Civil                                                        27,625           42,370             138,095        176,877
Management services                                          80,176          189,333             405,449        298,972
                                                      --------------   ----------------    --------------   -----------
TOTAL CONSTRUCTION REVENUES                               $ 398,460        $ 500,652         $ 1,842,315    $ 1,374,103
                                                      ==============   ================    ==============   ===========

Gross profit                                              $  22,490        $  26,391         $    93,382    $    70,252
General and administrative expenses                          11,329           12,053              43,049         39,762
                                                      --------------   ----------------    --------------   -----------
Income from construction operations                          11,161           14,338              50,333         30,490
Other (income) expense, net                                     764           (1,863)              4,703         (1,435)
Interest expense                                                198              302                 704          1,003
                                                      --------------   ----------------    --------------   -----------
Income before income taxes                                   10,199           15,899              44,926         30,922
(Provision) credit for income taxes (a)                      (4,019)           6,686              (8,919)        13,096
                                                      --------------   ----------------    --------------   -----------
NET INCOME                                                $   6,180        $  22,585         $    36,007    $    44,018

Less:  Dividends accrued on Preferred Stock                    (297)            (297)             (1,188)        (1,653)
Plus:  Reversal of accrued dividends on $21.25 Preferred Stock
   based on results of 2003 tender offer                          -                -                   -          7,254
                                                      --------------   ----------------    --------------   -----------
Total available for common stockholders                   $   5,883        $  22,288         $    34,819     $   49,619
                                                      ==============   ================    ==============   ===========

BASIC EARNINGS PER COMMON SHARE                           $    0.24        $    0.97         $      1.47     $     2.18
                                                      ==============   ================    ==============   ===========
DILUTED EARNINGS PER COMMON SHARE                         $    0.23        $    0.92         $      1.39     $     2.10
                                                      ==============   ================    ==============   ===========

Weighted average common shares outstanding:
     Basic                                                   24,760           22,873              23,724         22,763
     Effect of dilutive stock options, warrants and
        restricted stock units outstanding                      697            1,262               1,337            820
                                                      --------------   ----------------    --------------   -----------
     Diluted                                                 25,457           24,135              25,061         23,583
                                                      --------------   ----------------    --------------   -----------

(a) The credit for income taxes for the twelve month and three month periods ended December 31, 2003 is due primarily to the recognition of a $14.9 million and $7.9 million tax benefit, respectively, in accordance with FAS No. 109, "Accounting for Income Taxes" based on the expected utilization of net operating loss carryforwards. In addition, the lower-than-normal tax rate reflected in the (provision) credit for income taxes for the fourth quarter of 2003 and for the twelve month periods ended December 31, 2004 and 2003 is due in part to the realization of a portion of the federal tax benefit not recognized in prior years due to certain accounting limitations.

                                Selected Balance Sheet Data
                                        (Unaudited)
                                 (In Thousands of Dollars)

                                                  December 31,       December 31,
                                                     2004               2003
                                                ----------------   ----------------
Total assets                                       $ 654,265          $ 565,443
Working capital                                    $ 178,029          $ 125,397
Long-term debt, less current maturities            $   8,608          $   8,522
Stockholders' equity                               $ 174,034          $ 120,560

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February 10, 2005                                                                         Perini 2004 Results                                                                         Page 5

                                               Perini Corporation (NYSE)
                                                        Table 1
                                        Reconciliation of Reported Net Income to
                                                Pro Forma Net Income (A)
                                                      (Unaudited)
                                               (In Thousands of Dollars)

                                                                           For the Three Months            For the Twelve Months
                                                                            Ended December 31,              Ended December 31,
                                                                       -----------------------------   ------------------------------
                                                                           2004            2003            2004             2003
                                                                       -------------   -------------   --------------   -------------

Reported net income                                                     $    6,180      $   22,585       $  36,007        $  44,018
Plus:  Provision (credit) for income taxes                                   4,019          (6,686)          8,919          (13,096)
                                                                       -------------   -------------   --------------   -------------
Income before income taxes                                                  10,199          15,899          44,926           30,922
Provision for income taxes assuming a 38% effective rate                     3,875           6,042          17,071           11,750
                                                                       -------------   -------------   --------------   -------------
Pro forma net income                                                         6,324           9,857          27,855           19,172

Less: Dividends accrued on Preferred Stock
      assuming the tender offer took place prior to
      January 1, 2003                                                         (297)           (297)         (1,188)          (1,188)
                                                                       -------------   -------------   --------------   -------------
Pro forma total available for common stockholders                            6,027           9,560          26,667           17,984
                                                                       =============   =============   ==============   =============

Pro forma basic earnings per common share                               $     0.24      $     0.42       $    1.12        $    0.79
                                                                       =============   =============   ==============   =============

Pro forma diluted earnings per common share                             $     0.24      $     0.40       $    1.06        $    0.76
                                                                       =============   =============   ==============   =============

Weighted average common shares outstanding:
     Basic                                                                  24,760          22,873          23,724           22,763
     Effect of dilutive stock options, warrants and
         restricted stock units outstanding                                    697           1,262           1,337              820
                                                                       -------------   -------------   --------------   -------------
     Diluted                                                                25,457          24,135          25,061           23,583
                                                                       -------------   -------------   --------------   -------------

(A) The calculation of pro forma net income and pro forma earnings per common share assumes (i) an effective tax rate of 38% which more closely approximates the Company's effective tax rate on a prospective basis and (ii) the impact of the Company's 2003 tender offer for its $21.25 Preferred Stock as if it took place prior to January 1, 2003.

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